Exhibit 4.1

EXECUTION VERSION

SPRINT NEXTEL CORPORATION

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of August 14, 2012

Creating a Series of Securities Designated

7.000% Notes due 2020

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 14, 2012, among SPRINT NEXTEL CORPORATION, a corporation duly organized and existing under the laws of the State of Kansas (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have duly executed and delivered that certain Senior Notes Indenture, dated as of November 20, 2006 (the “Indenture”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series (the “Securities”);

WHEREAS, Sections 201, 301 and 901 of the Indenture provide that the Company and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish the form or terms of Securities of a new series issued pursuant to the Indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of Securities designated as its 7.000% Notes due 2020 (the “2020 Notes”) to be issued under the Indenture, as supplemented by this Supplemental Indenture, initially in an aggregate principal amount of $1,500,000,000, to be authenticated and delivered as provided in the Indenture;

WHEREAS, the Company desires to supplement the provisions of the Indenture to provide for the issuance of the 2020 Notes under the terms of the Indenture as supplemented hereby;

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the covenants and other agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby confirmed, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Relationship with Indenture. All terms contained in this Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings defined in the Indenture. In the event of any inconsistency between the Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern. The words “herein,” “hereof,” “hereunder,” and words of similar import shall refer to this Supplemental Indenture.

Section 1.02 Additional Definitions. Solely with respect to the 2020 Notes, the following definitions shall be added to Section 101 of the Indenture and replace any existing definitions (as applicable) in the Indenture, each in appropriate alphabetical order, unless the context requires otherwise.

“2020 Notes” shall have the meaning set forth in the recitals to this Supplemental Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Business Day” means any day, other than a Saturday or Sunday, or legal holidays on which the banks in The City of New York are not required or authorized by law or executive order to be closed.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Company’s Voting Securities; provided that a transaction in which the Company becomes a Subsidiary of another person shall not constitute a Change of Control if (a) the Company’s stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom the Company is a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Company’s Voting Securities.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Clearwire” means collectively, Clearwire Corporation, a Delaware corporation, and its operating Subsidiary, Clearwire Communications LLC, a Delaware limited liability company.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the 2020 Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2020 Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date: (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if the Trustee is provided fewer than five Reference Treasury Dealer Quotations, the average of all quotations provided to the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Investment Grade Rating” means a rating equal to or greater than Baa3 by Moody’s and BBB- by S&P or the equivalent thereof under any new ratings system if the ratings systems of either such Rating Agency shall be modified after the issue date of the 2020 Notes, or the equivalent rating of any other Ratings Agency the Company selects as provided in the definition of Ratings Agencies.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Primary Treasury Dealer” shall have the meaning set forth in the definition of Reference Treasury Dealer.

“Ratings Agencies” means (1) Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the 2020 Notes or ceases to make a rating on the 2020 Notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule l7g-1 of the Exchange Act) then making a rating on the 2020 Notes publicly available selected by the Company (as certified by an officer’s certificate), which shall be substituted for Moody’s or S&P, as the case may be.

“Ratings Decline” means the occurrence, during the period commencing on the date of the first public announcement of the Change of Control or the intention to effect a Change of Control and ending 90 days after the occurrence of the Change of Control, of a downgrade of the rating of the 2020 Notes by both Rating Agencies by one or more gradations (including gradations within ratings categories as well as between rating categories).

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., and their successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which the Company shall specify from time to time; provided, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means with respect to each 2020 Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, that, if such Redemption Date is not an Interest Payment Date with respect to such 2020 Note, the amount of the next succeeding scheduled interest payment thereon will be deemed reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Subsidiary” means, with respect to any Person, a Corporation, partnership, limited liability company or other business organization, whether or not incorporated, a majority of the Voting Securities of which is owned, directly or indirectly, by such Person; provided that, with respect to the Company and its Subsidiaries, Clearwire and its subsidiaries shall be deemed to not be Subsidiaries.

“Treasury Rate” means, with respect to an applicable Redemption Date for the 2020 Notes: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury Notes adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the Stated Maturity of the 2020 Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Voting Securities” of any Person means the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers, trustees or other voting members of the governing body of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency).

Section 1.03 Applicability. The provisions contained in this Supplemental Indenture shall apply only to the 2020 Notes and not to any other series of Securities issued under the Indenture and any covenants provided herein are solely for the benefit of the holders of the 2020 Notes and not for the benefit of the holders of any other series of Securities issued under the Indenture.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE 2020 NOTES

Section 2.01 Terms. Pursuant to Section 301 of the Indenture, the terms of the 2020 Notes shall be as follows:

(a) The title of the 2020 Notes is “7.000% Notes due 2020.”

(b) The 2020 Notes are the general unsecured senior obligations of the Company and shall rank equally with all other unsecured senior obligations of the Company.

(c) The 2020 Notes will mature, and the principal of the 2020 Notes and all accrued and unpaid amounts, including interest, thereon will be due and payable on August 15, 2020, or such earlier date as any of the 2020 Notes may become due and payable in accordance with the provisions of the Indenture and this Supplemental Indenture.

(d) The 2020 Notes will initially be issued in an aggregate principal amount of $1,500,000,000. The Company may issue additional 2020 Notes from time to time without the consent of any Holders of the 2020 Notes. Any such additional 2020 Notes along with the 2020 Notes issued on the date hereof will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions; provided that, in the case of Notes represented by Global Securities, for so long as may be required by the Securities Act or the procedures of DTC, Euroclear or Clearstream (or a successor clearing system), such additional Notes shall be represented by one or more separate Global Securities in accordance with the terms hereof and subject to applicable transfer or other restrictions.

(e) The 2020 Notes will be issued in minimum denominations of $2,000 and thereafter in integral multiples of $1,000.

(f) Interest on the 2020 Notes will accrue from August 14, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, and be payable semi-annually on February 15 and August 15 in each year, commencing February 15, 2013 (each such date, an “Interest Payment Date” as defined in the Indenture), at the rate of 7.000% per annum to the Persons in whose name the 2020 Notes are registered in the Security Register on the preceding February 1 or August 1 (each such date, a “Regular Record Date” as defined in the Indenture) until the principal thereof is paid or made available for payment; provided that any principal and premium, and any such installment of interest, which is overdue will bear interest at the rate of 7.000% per annum (to the extent that the payment of such interest is legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest will be payable on demand.

(g) The 2020 Notes are not entitled to any sinking fund.

(h) Clearwire and its Subsidiaries will be deemed to not be Subsidiaries of the Company and will be excluded from all restrictive covenants provided for in the Indenture or this Supplemental Indenture.

Section 2.02 Terms of Notes Incorporated. The terms and provisions contained in the form of 2020 Notes attached as Exhibit A, shall constitute, and are hereby expressly made, a part of the this Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any 2020 Note conflicts with the terms of this Supplemental Indenture, this Supplemental Indenture shall govern.

ARTICLE THREE

THE 2020 NOTES

Section 3.01 Form. The 2020 Notes shall be in substantially the form of Exhibit A.

ARTICLE FOUR

[INTENTIONALLY OMITTED]

ARTICLE FIVE

AMENDMENTS TO INDENTURE SECTIONS

The following amendment to the Indenture shall apply only to the 2020 Notes and not to any other series of Securities issued under the Indenture and shall be effective for so long as any 2020 Notes remain Outstanding. The Indenture is amended by this Supplemental Indenture solely with respect to the 2020 Notes, as follows:

Section 5.01 Amendments to Article I. Solely with respect to the 2020 Notes, Section 113 of the Indenture shall be amended and restated in its entirety by inserting the following in lieu thereof:

“Section 113. Legal Holidays.

If any Interest Payment Date or the Stated Maturity of the 2020 Notes falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the

Interest Payment Date or the Stated Maturity, as the case may be, until the next Business Day.”

ARTICLE SIX

OPTIONAL REDEMPTION

Section 6.01 Optional Redemption. The 2020 Notes will be redeemable in accordance with terms of the Indenture (as modified by this Supplemental Indenture), from time to time, as a whole or in part, at the Company’s option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the 2020 Notes to be redeemed, at a Redemption Price equal to (1) the greater of: (A) 100% of the principal amount of the 2020 Notes to be redeemed, and (B) the sum of the present values of the Remaining Scheduled Payments, discounted to the Redemption Date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, plus 50 basis points; plus (2) in each case, accrued interest to the applicable Redemption Date that has not been paid. The Redemption Price shall be calculated by the Company and delivered to the Trustee.

Section 6.02 Interest on 2020 Notes Redeemed; Deposit of Redemption Price. On and after the Redemption Date, interest will cease to accrue on the 2020 Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price. On or before the Redemption Date, the Company will deposit with the Paying Agent, or the Trustee, money sufficient to pay the Redemption Price of the 2020 Notes to be redeemed on such date.

ARTICLE SEVEN

REPURCHASE OF THE 2020 NOTES UPON A CHANGE OF CONTROL

TRIGGERING EVENT

Section 7.01 Repurchase Offers. If a Change of Control Triggering Event occurs with respect to the 2020 Notes, each Holder of 2020 Notes will have the right to require the Company to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 thereafter, of that Holder’s 2020 Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Article Seven.

Section 7.02 Terms of Change of Control Offer. The Company, in each Change of Control Offer, will offer a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of 2020 Notes repurchased, plus accrued and unpaid interest on the 2020 Notes, up to but excluding the date of repurchase. Within 30 days following any Change of Control Triggering Event, if the Company had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the 2020 Notes in connection with an optional redemption permitted by Section 6.01 of this Supplemental Indenture and Article XI of the Indenture, the Company will mail or cause to be mailed a notice to each registered Holder briefly describing the event or events that constitute a Change of Control Triggering Event and offering to repurchase 2020 Notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indenture (as modified by this Supplemental Indenture) and described in such notice.

Section 7.03 Compliance with Securities Laws. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to any Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions of this Article Seven, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue of such conflict.

Section 7.04 Acceptance of and Payment for 2020 Notes. On the Change of Control Payment Date, the Company will, to the extent lawful:

(a) accept for payment all 2020 Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2020 Notes or portions thereof properly tendered; and

(c) deliver or cause to be delivered to the Trustee the 2020 Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of 2020 Notes or portions thereof being purchased.

Section 7.05 Determination of Tender; Responsibilities of Paying Agent and Trustee. The Company will determine whether the 2020 Notes are properly tendered, and the Trustee will have no responsibility for, and may conclusively rely upon, the Company’s determination with respect thereto. Subject to receipt of sufficient funds from the Company, the Paying Agent will promptly deliver to each registered Holder of 2020 Notes properly tendered, the Change of Control Payment for such 2020 Notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new 2020 Note equal in principal amount to any unpurchased portion of the 2020 Notes surrendered, if any; provided that each such new 2020 Note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. Any 2020 Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

Section 7.06 Third Party Change of Control Offers. The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all 2020 Notes properly tendered and not withdrawn under the Change of Control Offer.

Section 7.07 Conditional Change of Control Offers. The Company may make a Change of Control Offer in advance of a Change of Control Triggering Event, and condition that Change of Control Offer upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer.

Section 7.08 Investment Grade Rating. Notwithstanding the foregoing provisions of this Article Seven, if the 2020 Notes receive an Investment Grade Rating by both of the Rating Agencies, and notwithstanding that the 2020 Notes may later cease to have an Investment Grade Rating by either of the Rating Agencies, the Company will be released from its obligation to make a Change of Control Offer upon a Change of Control Triggering Event.

ARTICLE EIGHT

MISCELLANEOUS PROVISIONS

Section 8.01 Effect of Supplemental Indenture; Conflicts with Indenture. This Supplemental Indenture is executed by the Company and by the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Supplemental Indenture shall govern.

Section 8.02 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 8.03 Trustee. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture or the due authorization and execution hereof by the Company.

Section 8.04 Headings. The Article and Section headings contained herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 8.05 Governing Law. This Supplemental Indenture and the 2020 Notes shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SPRINT NEXTEL CORPORATION

By:	/s/ Gregory D. Block
Name: Gregory D. Block
Title: Vice President and Treasurer

Signature Page to 2020 Note Supplemental Indenture

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President

Signature Page to 2020 Note Supplemental Indenture

Exhibit A

Form of 2020 Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

SPRINT NEXTEL CORPORATION

7.000% NOTES DUE 2020

CUSIP NO. 852061AR1

ISIN NO. US852061AR17

No. [_]	$[_]

SPRINT NEXTEL CORPORATION, a corporation duly organized and existing under the laws of Kansas (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of [_] MILLION DOLLARS on August 15, 2020, and to pay interest thereon from August 14, 2012, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 15 and August 15 in each year, commencing February 15, 2013, at the rate of 7.000% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 7.000% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. If any Interest Payment Date or the Stated Maturity of this 2020 Note falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after the Interest Payment Date or the Stated Maturity of this 2020 Note, as the case may be, until the next Business Day. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (or the next Business Day, as applicable) will, as provided in such Indenture, be paid to the Person in whose name this 2020 Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this 2020 Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of 2020 Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the 2020 Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Reference is hereby made to the further provisions of this 2020 Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this 2020 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

*    *    *    *     *     *

IN WITNESS WHEREOF, the Company has caused this 2020 Note to be signed manually or by facsimile by its duly authorized officer.

SPRINT NEXTEL CORPORATION

By
Name:
Title:

Attest:

Name:

Title:

[SEAL]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture

THE BANK OF NEW YORK MELLON

TRUST COMPANY, N.A., as Trustee

By

      Authorized Signatory

Date

Reverse of Note

SPRINT NEXTEL CORPORATION

7.000% Notes Due 2020

This 2020 Note is one of a duly authorized issue of securities of the Company (herein called the “2020 Notes”), issued and to be issued in one or more series under an Indenture, dated as of November 20, 2006 (herein called the “Indenture” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the Fifth Supplemental Indenture, dated as of August 14, 2012 (the “Supplemental Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the 2020 Notes and of the terms upon which the 2020 Notes are, and are to be, authenticated and delivered.

The Company may redeem the 2020 Notes at any time and from time to time, as a whole or in part, at the Company’s option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the 2020 Notes to be redeemed, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the 2020 Notes to be redeemed; and

(2) the sum of the present values of the Remaining Scheduled Payments, discounted to the Redemption Date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, plus 50 basis points;

plus, in each case, accrued interest to the Redemption Date that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the 2020 Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2020 Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date: (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if the Trustee is provided fewer than five Reference Treasury Dealer Quotations, the average of all quotations provided to the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., and their successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which the Company shall specify from time to time; provided, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means with respect to each 2020 Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, that, if such Redemption Date is not an interest payment date with respect to such 2020 Note, the amount of the next succeeding scheduled interest payment thereon will be deemed reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to an applicable Redemption Date for the 2020 Notes: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury Notes adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the Stated Maturity of the 2020 Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the 2020 Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price.

In the event of redemption of this 2020 Note in part only, a new 2020 Note or 2020 Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If a Change of Control Triggering Event occurs, each Holder of a 2020 Note will have the right to require the Company to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 thereafter, of that Holder’s 2020 Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Supplemental Indenture.

The Company, in each Change of Control Offer, will offer a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of 2020 Notes, plus accrued and unpaid interest on the 2020 Notes up to but excluding the date of repurchase. Within 30 days following any Change of Control Triggering Event, if the Company had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the 2020 Notes in connection with an optional redemption permitted by the Indenture, the Company will mail or cause to be mailed a notice to each registered Holder briefly describing the event or events that constitute a Change of Control Triggering Event and offering to repurchase 2020 Notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indenture (as modified by the Supplemental Indenture) and described in such notice.

Notwithstanding the preceding two paragraphs, if the 2020 Notes receive an Investment Grade Rating by both of the Rating Agencies, and notwithstanding that the 2020 Notes may later cease to have an Investment Grade Rating by either of the Rating Agencies, the Company will be released from its obligation to make a Change of Control Offer upon a Change of Control Triggering Event.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Company’s Voting Securities; provided that a transaction in which the Company becomes a Subsidiary of another person shall not constitute a Change of Control if (a) the Company’s stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom the Company is a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above)

other than such other person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Company’s Voting Securities.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Investment Grade Rating” means a rating equal to or greater than Baa3 by Moody’s and BBB- by S&P or the equivalent thereof under any new ratings system if the ratings systems of either such Rating Agency shall be modified after the issue date of the 2020 Notes, or the equivalent rating of any other Ratings Agency the Company selects as provided in the definition of Ratings Agencies.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Ratings Agencies” means (1) Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the 2020 Notes or ceases to make a rating on the 2020 Notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule l7g-1 of the Exchange Act) then making a rating on the 2020 Notes publicly available selected by the Company (as certified by an officer’s certificate), which shall be substituted for Moody’s or S&P, as the case may be.

“Ratings Decline” means the occurrence, during the period commencing on the date of the first public announcement of the Change of Control or the intention to effect a Change of Control and ending 90 days after the occurrence of the Change of Control, of a downgrade of the rating of the 2020 Notes by both Rating Agencies by one or more gradations (including gradations within ratings categories as well as between rating categories).

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this 2020 Note or certain restrictive covenants and Events of Default with respect to this 2020 Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the 2020 Notes shall occur and be continuing, the principal of the 2020 Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of all Outstanding Securities affected. With respect to any series of Securities, the consent of the Holders of that series of Securities required by the Indenture may be obtained from either the Holders of a majority in principal amount of the Securities of that series, or from the Holders of a majority in principal amount of the Securities of that series and all other series affected by that consent, voting as a single class. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. With respect to any series of Securities issued under the Indenture, in addition to obtaining waivers from the Holders of a majority in principal amount of Outstanding Securities of that series, a waiver of compliance with the Indenture and a waiver of past defaults under the Indenture can also be obtained from the Holders of a majority in principal amount of debt securities of that series and all other series affected by the waiver, whether issued under the Indenture or any other indenture of the Company providing for such aggregated voting, all as a single class. Any such consent or waiver by the Holder of this 2020 Note shall be conclusive and binding upon such Holder and upon all future Holders of this 2020 Note and of any 2020 Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this 2020 Note.

As provided in and subject to the provisions of the Indenture, the Holder of this 2020 Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the 2020 Notes, the Holders of not less than 25% in principal amount of the 2020 Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of 2020 Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this 2020 Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this 2020 Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this 2020 Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this 2020 Note is registerable in the Security Register, upon surrender of this 2020 Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this 2020 Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new 2020 Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The 2020 Notes of this series are issuable only in registered form, without coupons, in minimum denominations of $2,000 and thereafter any integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, 2020 Notes of this series are exchangeable for a like aggregate principal amount of 2020 Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this 2020 Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this 2020 Note is registered as the owner hereof for all purposes, whether or not this 2020 Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse for payment of the principal of, premium, if any, or interest on this 2020 Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture, or in any 2020 Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise, it being expressly understood that all such liability, either at common law or in equity or by constitution or statute, is hereby waived and released as a condition of, and as consideration for, the execution of the Indenture and the issuance of this 2020 Note.

THIS 2020 NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used in this 2020 Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture (as modified by the Supplemental Indenture).